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                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                           FIRST STATE CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 336907100
                     ----------------------------------
                              (CUSIP Number)


   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  5  Pages
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CUSIP No.                             13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Person.  S.S. or I.R.S. Identification No. of Above
     Person

      Vernon Haley Warren   SS # ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                     N/A        (b)  / /
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 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              568,217
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                7,453
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                    0
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                7,453
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     876,244
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares  / /

     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.74%
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(12) Type of Reporting Person

     Individual
-------------------------------------------------------------------------------


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                                                          Page  3  of  5  Pages
                                                               ---    ---


Item 1(a).  Name of Issuer

            First State Corporation:
-------------------------------------------------------------------------------


Item 1(b).  Address of Issuer's Principal Executive Offices:

            333 W. Broad Street
            Albany, Georgia 31701
-------------------------------------------------------------------------------


Item 2(a).  Name of Person Filing:

            Vernon Haley Warren
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Item 2(b).  Address of Principal Business Office or, if None, Residence:

            108 Glenwood Road
            Americus, Georgia 31709
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Item 2(c).  Citizenship:

            United States of America
-------------------------------------------------------------------------------


Item 2(d).  Title of Class of Securities:

            Common Stock
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Item 2(e).  CUSIP Number:

            336907100
-------------------------------------------------------------------------------


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable

    ---------------------------------------------------------------------------


Item 4.  Ownership as of December 31, 1997:

    (a) Amount Beneficially Owned: 876,244

    (b) Percent of class: 12.74%

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                                                          Page  4  of  5  Pages
                                                               ---    ---



    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: *568,217

         (ii) shared power to vote or to direct the vote: 7,453

        (iii) sole power to dispose or to direct the disposition of: 0

         (iv) shared power to dispose or to direct the disposition of: 7,453

              -----------------------------------------------------------------
              *Includes presently exercisable option to purchase 1980 shares.

    ---------------------------------------------------------------------------


Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable
    ---------------------------------------------------------------------------


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable
    ---------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable
    ---------------------------------------------------------------------------


Item 8.  Identification and Classification of the Members of the Group:

         Not Applicable
    ---------------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group:

         Not Applicable
    ---------------------------------------------------------------------------


Item 10. Certification:

         Not Applicable

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                                                          Page  5  of  5  Pages
                                                               ---    ---


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                     Date:             January 28, 1998
                                       ----------------------------------------


                     Signature:        /s/ VERNON HALEY WARREN
                                       ----------------------------------------


                     Name/Title:           Vernon Haley Warren
                                       ----------------------------------------